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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                _______________


                                   FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                _______________

                                MARCH 24, 1999
                                Date of Report



                           INTERACTIVE OBJECTS, INC.
                     Former name of small business issuer


                                _______________


     STATE OF WASHINGTON               0-25373                87-0434226
State or Other Jurisdiction of     Commission File           IRS Employer
Incorporation or Organization          Number            Identification Number


                          217 PINE STREET, SUITE 800
                               Seattle, WA 98101

                    Address of Principal Executive Offices

                                (206) 464-1008
                            Issuer Telephone Number
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ITEM 5.  OTHER EVENTS

     On March 4, 1999 Interactive Objects, Inc., a Washington corporation (the "Company"), entered into Mutual Release and Settlement Agreements (the "Settlement Agreements") with each of Ryan Smith, one of the Company's founders and a former director and Chief Executive Officer ("Smith"), and John Guarino, a founder and former director and officer of the Company ("Guarino"). The Settlement Agreements were entered into to resolve all disputes between Smith and Guarino, on the one hand, and the Company, Northwest Capital Partners, LLC ("Northwest Capital") and certain officers and shareholders of the Company named therein (together with Northwest Capital, the "Other Parties"), on the other hand.

     The Settlement Agreements provide that each of Smith and Guarino unconditionally and irrevocably release the Company and the Other Parties from any and all claims and liability arising out of Smith or Guarino's employment, their respective employment agreements and the conduct of the Company and the Other Parties through the date of Smith or Guarino's, as applicable, resignation. In return, the Company and the Other Parties unconditionally and irrevocably agreed to release Smith and Guarino from all claims and liability arising out of their respective employment agreements and their management, whether as officer, director or shareholder, of the Company prior to their respective dates of resignation.

     Notwithstanding the foregoing, the Settlement Agreements expressly provide that the above releases do not apply to certain provisions of each of Smith and Guarino's employment agreements relating to indemnification, confidentiality, nonraiding, noncompetition and assignment of inventions. In addition, pursuant to the Settlement Agreements, each of Smith and Guarino have retained all their rights of indemnity and/or contribution as provided for in the Company's organizational documents and under applicable law. Smith and Guarino also retain their respective insurance coverage under the Company's directors and officers' insurance policy. Each Settlement Agreement further provides that the Company and Northwest Capital shall irrevocably waive any rights of first refusal on any shares of the Company's stock owned by Smith or Guarino.

     Pursuant to the Company's Settlement Agreement with Smith, Smith has granted to the Company or its assignee options (the "Smith Options"), to purchase all 1,680,800 shares of the Company owned by Smith, at an exercise price of $0.50 per share. Pursuant to the terms of the Smith Options, the Company has irrevocably agreed to acquire 550,000 of Smith's shares by payment of $275,000 to Smith.

     After giving effect to the foregoing purchase, Smith's remaining 1,130,800 shares in the Company will be placed in escrow and released upon expiration of the option periods with respect thereto. Commencing on October 15, 1999, and every three months thereafter (each such date, an "Option Date"), an aggregate of 226,160 shares, less any shares theretofore purchased by the Company or its assignee, will be released from the escrow and returned to Smith. Shares may be purchased from escrow by payment by the Company or its assignee, on or prior to the applicable Option Date, of the exercise price therefore into an escrow account. Shares not acquired by the Company or its assignee and released from escrow will be tradable by Smith, subject to applicable securities laws and a maximum limit of 5,000 shares per day. Mr. Smith has given his proxy to each of the current directors of the Company to vote the shares while the shares are in escrow.

     The Company's Settlement Agreement with Guarino contains a similar option whereby the Company or its assignee has been granted options (the "Guarino Options") to acquire up to 900,000

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shares of the Company's stock owned by Guarino, which shares represent seventy-
five percent (75%) of the shares of the Company owned by Guarino. The Company has irrevocable agreed to purchase 400,000 of the shares at a price of $0.50 per share, or $200,000. The remaining 500,000 shares will be placed in escrow by Mr. Guarino and will be released upon expiration of the option periods with respect thereto. Mr. Guarino has given his proxy to each of the current directors of the Company to vote the shares while the shares are in escrow.

     Commencing on October 15, 1999, and every Option Date thereafter, an aggregate of 100,000 shares, less any shares theretofore purchased by the Company or its assignee, will be released from escrow and returned to Guarino. Shares may be purchased from escrow by payment by the Company or its assignee, on or prior to the applicable Option Date, of the exercise price therefor into an escrow account. Shares not acquired by the Company or its assignee and released from escrow will be freely tradable by Guarino, subject to applicable securities laws and a limit of 5,000 shares per day.

     Guarino has agreed not to sell any of the remaining 300,000 shares of the Company which he owns until October 15, 2000. However, for each Option Period in which the Company or its assignee does not exercise its Guarino Option in full, in addition to those shares released from escrow on such date, an additional 100,000 of the 300,000 shares not subject to the Guarino Option shall be freely tradable by Guarino, subject to applicable securities laws and the 5,000 shares per day maximum limit described above.

ITEM 7(c).  EXHIBITS

 Exhibit
 Number                                 Description
--------      ------------------------------------------------------------------
  10.1        Mutual Release and Settlement Agreement dated March 4, 1999 by and among Interactive Objects, Inc., Ryan Smith and the other signatories thereto.

  10.2 Mutual Release and Settlement Agreement dated March 4, 1999 by and among Interactive Objects, Inc., John Guarino and the other signatories thereto.


                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

     Dated:  March 24, 1999.

                              Interactive Objects, Inc.


                              By:  /s/ STEVEN G. WOLLACH
                                   ---------------------
                                   Steven G. Wollach
                                   President and Chief Financial Officer

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